Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 10, 2015
Registration Statement Nos. 333-188672-01 and 333-188672-07

**NEW ISSUE** Green Bond

$1.25bn Toyota Auto Receivables 2015-B Owner Trust ($777.375 offered notes)
Jt-leads: Citi (str), BofAML, Credit Agricole
Co-Mgrs:  BNP Paribas, Mizuho, Santander
	Offer
Class	Amt (mm)	M/S	WAL	E.Final	L.Final	Bench	Sprd	Yld	CPN	PX
A-2a	$108.00	Aaa/AAA	1.00	12/16	11/15/17	EDSF+	21	0.778	0.77	99.99326
A-2b	$252.00	Aaa/AAA	1.00	12/16	11/15/17	1mL+	21			100.00000
A-3	$324.000	Aaa/AAA	2.10	05/18	05/15/19	ISWP+	25	1.276	1.27	99.99459
A-4	$93.375	Aaa/AAA	3.23	12/18	9/15/20	ISWP+	31	1.749	1.74	99.99165

TICKER:	TAOT 2015-B
REGISTRATION:	SEC Registered
EXPECTED RATINGS:	Moody's/S&P
PXG SPEED:	1.3% ABS 5% Call
SETTLE:	06/17/2015
FIRST PAY:	07/15/2015
MIN DENOMS:	$1K x $1K
BILL & DELIVER:	Citi

CUSIPS:	A-2a	-	89237C AB7
	A-2b	-	89237C AC5
	A-3	-	89237C AD3
	A-4	-	89237C AE1
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.